Exhibit 10.5

July 15, 2011

Ms. Andrea Clark

HRAA

8551 W. Sunrise Blvd., Suite 304 Plantation, FL 333322

Dear Andrea:

Over the last ten years you have provided the leadership for HRAA. Your experience and expertise both in growing a healthcare consulting firm and finding innovative solutions for healthcare clients has been invaluable to HRAA. The Board, Executive Team and I would very much like to ensure that you remain with HRAA in the coming years to help HRAA continue to prosper. To that end, on behalf of HRAA we are very pleased to enter into this agreement ("Agreement") with you.

1.	The Term: The term of this Agreement shall be three years, after which it may be renewed only by written agreement of the parties.

2.
Position and Duties: For the term of this Agreement you shall continue to be a member of our Board of Directors and President responsible for performing the duties and responsibilities of a member of our executive management team.

3.	Compensation:

a.
Base Salary: Throughout the term of this Agreement your base salary shall be maintained at the same level as other members of the executive team including but not limited to the Chief Operating Officer, and Chief Administrative Officer.

b.
Additional Compensation: From the date of this letter until the later of HRAA receiving the initial funding of the bridge loan as part of its reverse merger with a public entity or October 1, 2011, you shall be paid the net profits from HRAA operations prior to the merger. Upon the later of October 1, 2011 or the initial funds are received by HRAA for the bridge loan you will be compensated as defined in (a) and (c).

c.
Additional Incentive Awards: Additional incentive awards may be granted to you at the discretion of the Board; provided, however, that additional long-term incentive awards may only be reduced if the long-term incentive awards for all other Executive Team Members are reduced in a substantially similar manner.

d.
Benefits: You will be provided with the same benefits package which is available for all other executives including without limitation; (a) medical, dental, vision, disability, life insurance or reimbursement, (b) profit sharing, stock options and pension plans (c) education or tuition assistance (d) air, auto and all related travel expense reimbursement (e) expense allowances (f) relocation, moving, home office expense reimbursement

4.	Severance Benefits:

a.
While this Agreement remains in effect the amount of your cash severance benefit shall be calculated by multiplying by two the sum of your annual base salary in effect immediately before the termination of your employment.

b.
If you are terminated in addition to the cash severance benefit payable you will receive a pro-rata bonus payment based on any bonus or incentive award plan in effect at that time. This bonus will be payable within 75 days following the end of the fiscal year during which your termination occurs.

c.
The other general terms and conditions which will obligate HRAA to pay severance benefits shall include your resignation within 12 months after the occurrence, without your prior written consent, of one or more of the following events:

i.	A material reduction in your salary, annual incentives or long term incentive opportunities
ii.
A Material adverse change in your authority, duties or responsibilities. A material adverse change in your authority, duties or responsibilities includes without limitation, your ceasing to be President, or your no longer being part of the executive team.

You must provide the Board with written notice within 90 days after the occurrence of one or more of the above events, and the Board will have 30 days during which it may remedy the condition so identified.

5.
Benefits Following a Change in Control of HRAA: In the event of your termination within 12 months following a Change in Control of HRAA would qualify you for cash benefits subject to your execution of the required release, you will receive a cash severance benefit as calculated pursuant paragraph 3a-c above;

6.
Miscellaneous: In the event of your termination for any reason, the usual executive officer indemnification provisions will continue to apply to the full extent permitted under Maryland law. Your receipt of severance or Change in Control benefits will be subject to your execution of a standard release of claims within 45 days after your termination of employment and, unless a later date is specified above, all cash payments described herein will be made net of required withholdings within 10 days after the expiration of that 45-day period.

We are extremely pleased to confirm the terms of your service to HRAA and we look forward to your participation with the Board and HRAA's executive management team. To indicate your agreement to these terms, please sign and return a copy of this letter to me. The effective date of this Agreement shall be the date that it is signed and dated by you below.